Exhibit 99.1

BOQI International Medical Completes Acquisition of Chongqing Guanzan Technology

New York, March 19, 2020 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it has completed the acquisition of Chongqing Guanzan Technology Co., Ltd. (“Chongqing Guanzan”).

Chongqing Guanzan is a medical distributor with distribution channels covering over 4,000 pharmacies, over 4,000 clinics, 50 hospitals and 130 pharmaceutical companies nationwide. Chongqing Guanzan also has about ten world-leading medical device suppliers such as Stryker, GE, Siemens, Philips and Olympus. Recent important business updates of Chongqing Guanzan related to COVID-19 treatment include:

•	On March 2, 2020, Chongqing Guanzan was authorized as the distributor of Jilin Morestep Medical’s disposable protective coverall in Chongqing.

•	On February 1, 2020, Chongqing Guanzan was authorized as the distributor of Nanjing Chenwei’s medical ventilator and anesthesia machine in Chongqing.

•	On January 1, 2020, Chongqing Guanzan was authorized as the distributor of Shenzhen Lanmage’s digital radiography in Chongqing.

As previously disclosed, on February 1, 2020, the Company entered into a stock purchase agreement (the “Agreement”) with BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., a company organized under the laws of the People’s Republic of China (the “PRC”) (“Buyer”), Chongqing Guanzan, a company organized under the laws of the PRC and Zhou Li, an individual residing in the PRC (“Seller”). Pursuant to the Agreement, Buyer, a wholly-owned subsidiary of the Company, will purchase all the issued and outstanding shares (the “Guanzan Shares”) of Chongqing Guanzan from Seller. The aggregate purchase price for the Guanzan Shares is RMB 100,000,000 (estimated at $14,285,714), to be paid in 950,000 shares of common stock of the Company (the “Stock Consideration”) and RMB 80,000,000 in cash (the “Cash Consideration”). The Stock Consideration was scheduled to be paid at closing and the Cash Consideration, which is subject to post-closing adjustments based on the performance of Chongqing Guanzan in 2020 and 2021, respectively, will be paid pursuant to a post-closing payment schedule.

The transaction was closed on March 18, 2020 (“Closing”).  Upon Closing, the Guanzan Shares were transferred to and recorded under the name of Buyer and the Stock Consideration was paid to Seller through the issuance of 950,000 shares of the Company’s common stock in accordance with the Agreement.

"We have recently received several medical device orders from home and abroad," said Mr. Xiaoping Wang, Chief Executive Officer of Chongqing Guanzan and Chief Operation Officer of BOQI International Medical Inc. "Our most urgent mission is to provide our domestic and international clients, including hospitals, clinics and other medical institutions, with the necessary supplies and equipment for COVID-19 treatment. This partnership allows us to continue to provide quality products to our customers with the more efficient logistic process and integrated supply chain of a premier public company."

"The acquisition is aimed at a more accessible and affordable health care experience for consumers. This is particularly critical in times of a pandemic, " said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. "As long as COVID-19 continues to be a threat, we'll maintain a relentless focus on how best to serve our customers. We will leverage all the recourses, develop telehealth tools and engage more healthcare partners to make it easier for customers to access the information, supplies and services they need to achieve their best health."

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized following efforts led by Mr. Yongquan Bi, the company’s new Chairman, with a renewed focus on the health industry. The company is now transforming from a provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to a medical and health service provider. BOQI International Medical Inc. offers a broad range of consumer-directed health products and related services, including medical, pharmacy and behavioral health plans, chronic disease management services, and health information technology products and services. BOQI International Medical Inc. is community-based and locally focused, engaging consumers with more affordable, accessible, simple and seamless care they need when and where they need it.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered “forward-looking statements.” Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the efficacy of investment in research and development are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com